UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Ingram Micro Inc.

(Name of Registrant as Specified in its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREOWNERS
TO BE HELD JUNE 1, 2005

To our shareowners:

     We will hold our annual meeting of shareowners at our Santa Ana campus, 1600 E. Saint Andrew Place, Santa Ana, California 92705, on Wednesday, June 1, 2005, at 10:00 a.m. local time. We are holding this meeting:

(1)	To elect four directors for a three-year term, one director for a one-year term, and one director for a two-year term; and

(2)	To transact any other business that properly comes before the meeting.

     All holders of record of shares of common stock at the close of business on April 4, 2005 are entitled to vote at the meeting or any postponements or adjournments of the meeting. Whether or not you expect to attend, we urge you to sign, date and promptly return the enclosed proxy card in the enclosed postage prepaid envelope or vote via telephone or the Internet in accordance with the instructions on the enclosed proxy card. If you attend the meeting, you may vote your shares in person, which will revoke any prior vote.

If you plan to attend:

     Please note that registration and seating will begin at 9:00 a.m. Each shareowner may be asked to present a valid picture identification, such as a driver’s license or passport. Shareowners holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting their stock ownership as of the record date. In order to vote their shares at the meeting, street name holders must obtain from the record holder a proxy issued in their name.

By order of the Board of Directors,

Larry C. Boyd
Senior Vice President, Secretary and General Counsel

April 29, 2005
Santa Ana, California

i

ii

1600 East Saint Andrew Place
Santa Ana, California 92705

PROXY STATEMENT

     This proxy statement contains information related to the annual meeting of our shareowners to be held on Wednesday, June 1, 2005, beginning at 10:00 a.m., local time, at our Santa Ana campus, 1600 E. Saint Andrew Place, Santa Ana, California 92705, and at any postponements or adjournments thereof. The enclosed form of proxy is solicited by our Board of Directors. The date of this proxy statement is April 29, 2005. It is first being mailed to our shareowners on April 29, 2005.

ABOUT THE MEETING

What is the purpose of the annual meeting?

     At our annual meeting, shareowners will act on the matters described in the notice of meeting on the cover page of this proxy statement:

(1)	To elect four directors for a three-year term, one director for a one-year term, and one director for a two-year term; and

(2)	Any other business that properly comes before the meeting.

     In addition, our management intends to report on our performance during fiscal year 2004 and respond to questions from shareowners.

What are the Board’s recommendations?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote your shares in accordance with the recommendations of the Board of Directors. The Board’s recommendation with respect to the election of directors is set forth together with the description of Proposal One in this proxy statement. The Board recommends a vote for election of the nominated slate of directors (see pages 4 to 7).

     With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What shares can I vote?

     You may vote all shares of common stock owned by you as of the close of business on April 4, 2005, the record date. These shares include: (1) shares held directly in your name as shareowner of record (including shares purchased through one of our employee stock purchase plans) and (2) shares held in “street name” for you as the beneficial owner through a broker, bank or other nominee (including shares purchased and held through our 401(k) plan).

What is the difference between holding shares as a shareowner of record and as a beneficial owner?

     Most of our shareowners hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

     Shareowner of Record. If your shares are registered in your name with our transfer agent, Equiserve, you are considered, with respect to those shares, the shareowner of record, and Equiserve is sending these proxy materials directly to you. As the shareowner of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.

     Beneficial Owner. If your shares are held in a brokerage account or by a bank or other nominee, you are considered a beneficial owner of shares held in street name, and these proxy materials have been forwarded to you by your broker, bank or nominee, which is considered, with respect to those shares, the shareowner of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the meeting. However, since you are not the shareowner of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareowner of record giving you the right to vote the shares. Your broker, bank or other nominee should have enclosed or provided a voting instruction card for you to use in directing the broker, bank or other nominee how to vote your shares.

What are the voting rights of shareowners?

     All our outstanding shares are Class A common stock. Each share of common stock will be entitled to one vote on each matter to be voted upon at the meeting.

     No cumulative rights are authorized and dissenters’ rights are not applicable to the matters being voted upon.

How can I vote my shares?

     In Person. Shares held directly in your name as the shareowner of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification.

     If you hold your shares in “street name” (that is, through a broker, bank or other nominee), you may vote those shares in person only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

     Without Attending the Meeting. Whether you hold shares directly as the shareowner of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy to us or, for shares held in street name, by submitting voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions below and those included on your proxy card or the voting instruction card provided by your broker, bank or other nominee.

By Internet. If you have Internet access, you may submit your proxy from any location in the world by following the “To vote over the Internet” instructions on the proxy card. The deadline for voting electronically is 11:59 p.m. (Eastern Daylight Time) on May 31, 2005.

By Telephone. You may submit your proxy by following the “To vote by telephone” instructions on the proxy card. The deadline for voting by telephone is 11:59 p.m. (Eastern Daylight Time) on May 31, 2005.

By Mail. You may do this by signing your proxy card, or for shares held in street name, the voting instruction card included by your broker, bank or other nominee, and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign, but do not provide instructions, your shares will be voted as described below under “How are votes counted?” The deadline for voting by mail is 5:00 p.m. (Eastern Daylight Time) on May 31, 2005 (your proxy card must be received by that time).

     401(k) shares. If you participate in our 401(k) Investment Savings Plan, you may vote an amount of shares of common stock equivalent to the interest in common stock credited to your account as of the record date. You may vote by instructing Fidelity Investments, the trustee of the plan, pursuant to the instruction card being mailed with this proxy statement to plan participants. The trustee will vote your shares in accordance with your duly executed instructions if they are received by May 26, 2005. If you do not provide the trustee with your voting instructions, the trustee will not vote on your behalf.

Can I change my vote?

     You may change your proxy instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the annual meeting and voting in person (even if you voted by Internet or by telephone). Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker, bank or other nominee. For shares held through our 401(k) plan, you may revoke previously given voting instructions by May 26, 2005 by filing with the trustee of the plan either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date.

Will my shares be voted if I don’t sign a proxy?

     If you hold your shares directly in your own name, they will not be voted unless you provide a signed proxy via mail or vote via the Internet or by telephone, or attend the meeting and vote in person. Under certain circumstances, shares that you own that are held by a broker may be voted even if you do not provide voting instructions to the broker. Brokerage firms have the authority under the New York Stock Exchange’s (“NYSE”) rules to vote customers’ unvoted shares on certain “routine” matters. The election of directors is considered to be a “routine” matter and, therefore, your broker has the authority to vote your unvoted shares for or against the directors nominated.

How are votes counted?

     In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to any or all of the nominees. If any other matters are voted on at the annual meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.”

     Our Board of Directors is asking for your proxy. Giving your proxy to the persons named by us means you authorize them to vote your shares at the meeting in the manner you direct. If you sign and return the enclosed proxy card, but do not specify how your shares are to be voted, your shares will be voted as follows:

(1)	“FOR” the election of each of the four nominated Class I directors (who will serve three-year terms), “FOR” the election of the nominated Class II director (who will serve a one-year term), “FOR” the election of the nominated Class III director (who will serve a two-year term); and

(2)	as recommended by the Board of Directors or, if no recommendation is given, in the discretion of the proxy holders on any other matters that may properly come before the meeting.

What constitutes a quorum?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of April 4, 2005, the record date, 159,445,167 shares of our common stock were outstanding. Thus, the presence of the holders of common stock representing at least 79,722,584 votes will be required to establish a quorum.

     Proxies received but marked as abstentions and broker non-votes will be counted as present for purposes of calculating a quorum.

What vote is required to elect the directors?

     The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “WITHHELD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

     If you are a beneficial shareowner and your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors even if the broker does not receive voting instructions from you.

What does it mean if I receive more than one proxy or voting instruction card?

     You may receive more than one proxy or voting card depending on how you hold your shares. It means your shares are registered differently or are in more than one account. Shares registered in your name are covered by one card. If you also hold shares through a broker, bank or other nominee, you may also get material from them asking how you want to vote.

     Please provide voting instructions for all proxy and voting instruction cards you receive. To be sure that all your shares are voted, we encourage you to respond to each request you receive.

Where can I find the voting results of the meeting?

     We will announce final voting results at the meeting and publish these final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2005, which is required to be filed by August 11, 2005.

Who will bear the costs of soliciting proxies?

     Our company will bear the costs of soliciting proxies.

PROPOSAL ONE —
ELECTION OF DIRECTORS

Recommendation of the Board of Directors

     The Board of Directors recommends that you vote “for” the election of each of the nominees for election as directors described below, which is designated as Proposal No. 1 on the enclosed proxy card.

     Our Board of Directors oversees the management of our company on your behalf. Our Certificate of Incorporation and Bylaws currently provide for a classified Board of Directors. Each person elected as a Class I director at the annual meeting will serve a three-year term expiring at the 2008 annual meeting of shareowners. The person elected as a Class II director at the annual meeting will serve a one-year term expiring at the 2006 annual meeting. The person elected as a Class III director at the annual meeting will serve a two-year term expiring at the 2007 annual meeting. Our Governance Committee has recommended to the Board of Directors, and the Board of Directors has nominated for re-election or election, as the case may be, the four persons currently serving as directors, whose terms are expiring at this annual meeting of shareowners, and the two director nominees whose terms are as indicated below. Business background information on each of our directors or director nominees is given below.

Nominees for election as Class I Directors (terms expiring at the 2008 annual meeting)

Kent B. Foster	Director since March 2000

Mr. Foster, age 61, was elected Chairman of the Board in May 2000 and has been our Chief Executive Officer since March 2000. Mr. Foster has decided to retire as our Chief Executive Officer and, if re-elected to the Board at the 2005 annual meeting of shareowners, will become the non-executive Chairman of the Board, effective June 1, 2005. Mr. Foster joined Ingram Micro after a 29-year career at GTE Corporation, a leading telecommunications company with one of the industry’s broadest arrays of products and services. From 1995 through 1999, Mr. Foster served as President of GTE Corporation and was a member of GTE’s Board of Directors from 1992 to 1999, serving as Vice Chairman of the Board from 1993 to 1999. In addition, he currently serves on the Board of Directors of Campbell Soup Company, Inc., J.C. Penney Company, Inc., and New York Life Insurance Company.

Howard I. Atkins	Director since April 2004

Mr. Atkins, age 54, is Executive Vice President and Chief Financial Officer of Wells Fargo & Company in San Francisco, California. Prior to joining Wells Fargo in 2001, Mr. Atkins was Executive Vice President and Chief Financial Officer of New York Life Insurance Company in New York, New York from 1996 to 2001. Mr. Atkins also served as Executive Vice President and Chief Financial Officer of New Jersey-based Midatlantic National Bank from 1991 to 1996. Mr. Atkins joined the former Chase Manhattan Bank in 1974 and was, successively, in asset/liability management, U.S. capital markets/derivatives, head of Capital Markets for Europe, the Middle East and Africa, and head of the Bank’s worldwide derivatives trading business. He was Chase Manhattan Bank’s Treasurer from 1988 until 1991 when he became Chief Financial Officer of Midlantic Corporation. Our Board appointed Mr. Atkins as a director in April 2004, pursuant to our Bylaws.

Martha R. Ingram	Director since May 1996

Mrs. Ingram, age 69, is the Chairman of the Board of Ingram Industries Inc. and served as Chief Executive Officer of Ingram Industries from May 1996 to June 1999. Ingram Industries is a Nashville, Tennessee company with various operating divisions: Ingram Book Group, a leading wholesaler of trade books, textbooks and specialty magazines; Lightning Source Inc., a print-on-demand and digital content company; Ingram Marine Group, which includes Ingram Barge Company and Ingram Materials Company; and Ingram Insurance Group, a provider of nonstandard automobile insurance in seven states and by means of the Internet through the Permanent General Companies. Mrs. Ingram previously served as our Chairman of the Board from May 1996 to August 1996 and as Director of Public Affairs of Ingram Industries from 1979 to June 1995. Mrs. Ingram serves as President of the Board of Trust of Vanderbilt University. She also serves on the Board of Directors of Weyerhaeuser Company and AmSouth BankCorp.

Linda Fayne Levinson	Director since August 2004

Ms. Levinson, age 63, is an independent investor and advisor to professionally funded, privately held ventures. From 1997 until 2004, Ms. Levinson was a Partner of GRP Partners, a venture capital firm that invests in early stage technology companies. From 1982 until 1998, Ms. Levinson was President of Fayne Levinson Associates, an independent consulting firm advising major corporations. Prior to that, Ms. Levinson was an executive at Creative Artists Agency, Inc.; a Partner of Wings Partner, a Los Angeles-based merchant bank; a Senior Vice President of American Express Travel Related Services Co., Inc.; and a Partner of McKinsey & Company, where she became the first woman partner in 1979. Ms. Levinson also serves as a member of the Board of Directors of NCR Corporation and Jacobs Engineering Group Inc. Our Board appointed Ms. Levinson as a director in August 2004, pursuant to our Bylaws.

Nominee for election as Class II Director (term expiring at the 2006 annual meeting)

Kevin M. Murai

Mr. Murai, age 41, became our President in March 2004 and has been promoted to President And Chief Operating Officer, effective June 1, 2005. Mr. Murai previously served as our Executive Vice President and President of Ingram Micro North America from January 2002 to March 2004, as Executive Vice President and President of Ingram Micro U.S. from January 2000 to December 2001, as Senior Vice President and President of Ingram Micro Canada from December 1997 to January 2000, and Vice President of Operations for Ingram Micro Canada from January 1993 to December 1997.

Nominee for election as Class III Director (term expiring at the 2007 annual meeting)

Gregory M.E. Spierkel

Mr. Spierkel, age 48, became our President in March 2004 and has been promoted to Chief Executive Officer, effective June 1, 2005. Mr. Spierkel previously served as Executive Vice President and President of Ingram Micro Europe from June 1999 to March 2004, and as Senior Vice President and President of Ingram Micro Asia-Pacific from July 1997 to June 1999. Prior to working for Ingram Micro, Mr. Spierkel was Vice President of Global Sales and Marketing at Mitel Inc., a manufacturer of telecommunications and semiconductor products, from March 1996 to June 1997 and was President of North America at Mitel from April 1992 to March 1996.

Class II Directors continuing in office with terms expiring at the 2006 annual meeting

John R. Ingram	Director since April 1996

Mr. Ingram, age 43, is Vice Chairman of Ingram Industries Inc. and is also Chairman of Ingram Distribution Holdings, Ingram Industries’ operating division of Ingram Book Group related companies. He was Co-President of Ingram Industries from January 1996 to June 1999. Mr. Ingram was also President of Ingram Book Company from January 1995 to October 1996. Mr. Ingram served as our Acting Chief Executive Officer from May 1996 to August 1996 and held a variety of positions at our company from 1991 through 1994, including Vice President of Purchasing and Vice President of Management Services at Ingram Micro Europe, and Director of Purchasing.

Dale R. Laurance	Director since May 2001

Dr. Laurance, age 59, is the owner of Laurance Enterprises LLC, a private consulting and investment company. He retired from Occidental Petroleum Corporation on December 31, 2004 where he had served as President since 1996 and a Director since 1990. From 1983 to 1996 he served in various management and executive positions with Occidental Petroleum Corporation. Dr. Laurance is also a member of the Board of Directors of Jacobs Engineering Group Inc.

Gerhard Schulmeyer	Director since July 1999

Mr. Schulmeyer, age 66, is Professor of Practice at the MIT Sloan School of Management. Mr. Schulmeyer assumed this position in January 2002 after serving as President and Chief Executive Officer of Siemens Corporation, the holding company for U.S. businesses of Siemens AG (Munich, Germany), a world leader in electrical engineering and electronics in the information and communications, automation and control, power, transportation, medical and lighting fields, from January 1999 to December 2001. Prior to assuming such positions, he served as President and Chief Executive Officer of Siemens Nixdorf, Munich/Paderborn, a position he held since 1994. Mr. Schulmeyer serves on the Board of Directors of Alcan Inc., Zurich Financial Services, and Korn/Ferry International.

Class III Directors continuing in office with terms expiring at the 2007 annual meeting

Orrin H. Ingram II	Director since September 1999

Mr. Ingram, age 44, is President and Chief Executive Officer of Ingram Industries Inc. Mr. Ingram held numerous positions with Ingram Materials Company and Ingram Barge Company before being named Co-President of Ingram Industries in January 1996. He was named to his present position as President and Chief Executive Officer of Ingram Industries in June 1999. He remains Chairman of Ingram Barge Company. Mr. Ingram serves on the Board of Directors of eSkye.com and Suntrust Bank.

Michael T. Smith	Director since May 2001

Mr. Smith, age 61, is the former Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation, a world leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting, serving from October 1997 to May 2001. Prior to assuming such positions in October 1997, Mr. Smith was Vice Chairman of Hughes Electronics and Chairman of Hughes Aircraft Company, responsible for the aerospace, defense electronics and information systems businesses of Hughes Electronics. He joined Hughes Electronics in 1985, the year the company was formed, as Senior Vice President and Chief Financial Officer after spending nearly 20 years with General Motors Corporation in a variety of financial management positions. Mr. Smith is a member of the Board of Directors of Alliant Techsystems, Inc., Teledyne Technologies, Flir Inc. and Anteon Corp.

Joe B. Wyatt	Director since October 1996

Mr. Wyatt, age 69, has been Chancellor Emeritus of Vanderbilt University in Nashville, Tennessee, since his retirement as Chancellor of Vanderbilt University, a position that he held from 1982 to 2000. Mr. Wyatt has also been a principal of The Washington Advisory Group since August 2000. Mr. Wyatt was previously a Director of Ingram Industries from April 1990 through October 1996. Mr. Wyatt is a Director of El Paso Corporation and Hercules Incorporated. He also serves as Chairman of the Universities Research Association.

     Martha R. Ingram is the mother of John R. Ingram and Orrin H. Ingram II. There are no other family relationships among our directors or executive officers.

What are the requirements for Board membership?

     Until May 2004, we had a board representation agreement with Martha Ingram, John Ingram and Orrin Ingram II, certain trusts created for their benefit and a charitable trust and foundation created by the Ingram family (“the Ingram Family Stockholders”). Under the board representation agreement, proposed directors (together with the continuing Board of Directors) were required to consist of the following: (1) three individuals designated by the Ingram Family Stockholders, (2) one individual designated by our Chief Executive Officer and (3) four or five individuals who are neither members of the Ingram family nor our executive officers or employees. We terminated the board representation agreement, and amended our Bylaws accordingly, shortly after the 2004 annual meeting of shareowners.

     Our Board amended the Bylaws of the Company in April 2005 to allow the Board of Directors to be increased from ten members to twelve members and has nominated Mr. Spierkel and Mr. Murai to stand for election as our company’s eleventh and twelfth directors.

How are directors compensated?

     Compensation package. Each non-executive director is entitled to receive an annual award of cash, stock options and restricted stock with an estimated value of $167,000 ($182,000 for committee chairs). The mix of cash, stock options and restricted stock must be selected by each eligible Board member prior to January 1 of each year or promptly upon initial election to the Board, as the case may be. The award will be pro rated for partial year service. The mix of cash, stock options and restricted stock is subject to the following assumptions and restrictions:

Cash. If cash is selected as a component of compensation, the maximum amount that may be selected is $67,000. Beginning January 2, 2005 committee chairs are paid a minimum of $15,000 cash and may elect a maximum amount of $82,000.

Equity-based compensation. Equity-based compensation must be selected as a component of compensation. The equity-based compensation may consist of stock options, restricted stock, restricted stock units or a combination thereof and must have a value of at least $100,000. The sum of the cash retainer and the value of the equity-based compensation selected may not exceed $167,000 ($182,000 for committee chairs).

•	Stock Options. Options will be granted as non-qualified stock options at the time of the first semi-annual stock option grant made to our management each year (normally the first business day in February). The number of options to be granted will be based on the Black-Scholes calculation used to determine the management stock option grant. Options will be exercisable at the closing price of our common stock on the NYSE on the date of grant, vest one-twelfth per month and have a term of ten years.

•	Restricted Stock/Restricted Stock Units. Restricted stock/restricted stock units will be granted on the date of the first semi-annual grant of stock options to our management each year. The number of shares to be granted will be equal to the dollar value of the amount of restricted stock selected divided by the closing price of our common stock on the NYSE on the date of grant rounded up to the next whole share. Restrictions on disposition of the shares will lapse one year after the grant date. Restricted stock units were added in 2005 and, if elected, are allowed to be deferred in accordance with Internal Revenue Code Section 409A.

Meeting Fees. Non-executive directors also receive a cash fee of $1,000 for each Board and committee meeting they attend, whether in person or by conference telephone call.

     Other. Each director is required to achieve and maintain ownership of at least 15,000 shares of our common stock (with vested but unexercised stock options counted as outstanding shares) beginning five years from the date of his or her election to the Board. All current directors, other than our recently elected directors, Mr. Atkins and Ms. Fayne Levinson, meet this stock ownership requirement. Each director is also reimbursed for expenses incurred in attending meetings of the Board and Board committees. Beginning in 2004, each director was also able to elect to defer his or her cash compensation through a non-qualified deferral plan.

     Fiscal 2004. We made the following awards as of February 2, 2004 to our Board members for their 2004 compensation based on each of their elections (for cash, stock options, restricted stock, or a combination thereof):

			Restricted
Name of Director	Cash (1)	Stock Options (2)	Stock (3)
Howard Atkins (4)	$65,250	—	4,133
John R. Ingram	94,000	—	6,010
Martha R. Ingram	85,250	16,502	—
Orrin H. Ingram II	90,250	16,502	—
Dale R. Laurance	41,000	—	10,037
Linda Fayne Levinson (5)	35,917	1,726	1,797
Gerhard Schulmeyer	96,000	—	6,010
Michael T. Smith (6)	10,000	8,251	7,032
Joe B. Wyatt	109,000	16,502	—

(1)	Paid in quarterly installments. Includes cash elections for 2004 and meeting fees paid.

(2)	Options to purchase common stock at $16.64 per share which vested one-twelfth per month for twelve months, commencing March 2, 2004, and expire ten years from the grant date.

(3)	Restrictions on disposition lapsed on February 2, 2005.

(4)	Mr. Atkins joined the Board on April 9, 2004.

(5)	Ms. Levinson joined the Board on August 18, 2004

(6)	Mr. Smith elected to defer all meeting fees for 2004.

     Fiscal 2005. We made the following awards as of February 1, 2005 to our Board members for their 2005 compensation based on each of their elections (for cash, stock options, restricted stock, restricted stock units or a combination thereof):

			Restricted	Restricted
Name of Director	Cash (1)	Stock Options (2)	Stock (3)	Stock Units (4)
Howard Atkins	$67,000	—	—	5,334
John R. Ingram	82,000	—	5,334	—
Martha R. Ingram	67,000	11,934	—	—
Orrin H. Ingram II	67,000	11,934	—	—
Dale R. Laurance	15,000	—	—	8,907
Linda Fayne Levinson	67,000	5,967	2,667	—
Gerhard Schulmeyer	67,000	—	—	5,334
Michael T. Smith	15,000	5,370	—	6,507
Joe B. Wyatt	82,000	11,934	—	—

(1)	Payable in quarterly installments. Fiscal year beginning January 2, 2005, chairs must elect a minimum of $15,000.

(2)	Options to purchase common stock at $18.75 per share which vest one-twelfth per month for twelve months, commencing March 1, 2005, and expire ten years from the grant date.

(3)	Restrictions on disposition will lapse on February 1, 2006.

(4)	For the fiscal year beginning January 2, 2005, Board members may elect restricted stock units and are allowed to defer vesting based on completion of required deferral election forms.

     See “Employment Agreements–Agreement with Chief Executive Officer” for additional compensation information relating to compensation for Mr. Foster in his capacity as non-executive Chairman of the Board effective June 1, 2005.

How often did the Board meet during fiscal 2004?

     Our Board of Directors met seven times during fiscal 2004. Each director attended more than 75% of the total number of meetings of the Board and the committees on which he or she served.

CORPORATE GOVERNANCE

Key Corporate Governance Initiatives

     In fiscal 2003 and the first quarter of fiscal 2004, our Board of Directors took the following actions to continue to fulfill its commitment to the highest standards of corporate governance:

•	revised our corporate governance guidelines, including director independence standards,

•	adopted a code of conduct for all members of the Board of Directors, officers appointed by the Board of Directors and other Ingram Micro associates,

•	revised the Audit Committee charter, the Human Resources Committee charter and the Governance Committee charter,

•	adopted policies on Board communications with shareowners, and

•	adopted procedures for shareowner nominations of candidates for directors.

     Each of these documents is available on our company website at www.ingrammicro.com. Furthermore, upon request to our Corporate Secretary at the address set forth below under “Annual Report,” we will provide copies of our code of conduct, corporate governance guidelines, shareowner nominations policy and committee charters without charge. If we make any amendment to the code of conduct or grant any waiver, including any implicit waiver, from a provision of the code of conduct to our Chief Executive Officer, Chief Financial Officer or Controller, we will disclose the nature of the amendment or waiver at www.ingrammicro.com or on a current report on Form 8-K. Our Board also adopted a hotline policy in fiscal 2003 for the receipt, retention and treatment of complaints received about ethical, financial, accounting, internal accounting controls, auditing or legal matters concerning our company.

     In April 2005, our Board amended our corporate governance guidelines to: (1) extend from 72 to 75 the age beyond which the Board will not elect or nominate a candidate for election as a member of the Board; and (2) changed the procedure for designating a Lead Director of the non-management/independent directors such that the chair of the Governance Committee shall automatically be designated Lead Director of the Board, and which position shall rotate among members of the Board when the chair position of the Governance Committee changes. In addition, in April 2005, our Board separated the Chairman and Chief Executive Officer positions into two separate offices, that of the non-executive Chairman and the Chief Executive Officer.

Committees of the Board of Directors

     Our Board of Directors has standing Audit, Executive and Finance, Governance and Human Resources Committees.

Board Committee Membership

Executive
		and		Human
	Audit	Finance	Governance	Resources
Name	Committee	Committee	Committee	Committee
Kent B. Foster		*
Howard I. Atkins			*	*
John R. Ingram		**
Martha R. Ingram			*
Orrin H. Ingram II				*
Dale R. Laurance	*	*	**
Linda Fayne Levinson		*
Gerhard Schulmeyer	*			*
Michael T. Smith	*			**
Joe B. Wyatt	**		*

*	Member

**	Chair

     Audit Committee. The Audit Committee operates pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules of the Securities and Exchange Commission’s (the “SEC”) and the NYSE. The primary functions of the Audit Committee are to discharge its responsibilities as set forth in our Bylaws and the Audit Committee charter and to assist our Board of Directors’ oversight of:

•	the integrity of our financial reporting processes and systems of internal controls regarding finance, accounting, legal and ethical compliance,

•	our compliance with legal and regulatory requirements, and

•	the independence and performance of our independent accountants and internal audit department.

     In addition, the Audit Committee is charged with providing an avenue of open communication among our independent accountants, management, our internal audit department, and our Board of Directors. The Audit Committee has established and maintains procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding our accounting, internal controls or auditing matters, which is part of the hotline policy adopted by the Board as described above.

     The Audit Committee also appoints our independent accountants, discusses and reviews in advance the scope of and the fees to be paid in connection with the annual audit and reviews the results of the audit with our independent accountants, monitors the independence and performance of our independent accountants, including review and approval of any non-audit services proposed by our independent accountants, reviews our compliance with applicable major accounting and financial reporting policies, reviews the adequacy of our financial organization, reviews management’s procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices and reviews our draft annual report on Form 10-K, quarterly reports on Form 10-Q, and annual financial statements and other key accounting and/or reporting matters, and the activities and recommendations of our internal audit department. The Audit Committee discusses the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. In addition, the Audit Committee is required to prepare a report to shareowners for inclusion in our annual proxy statement (see pages 18 to 19).

     The membership requirements for the Audit Committee are as set forth in the Audit Committee charter, in compliance with the requirements of the SEC and the NYSE.

     The Audit Committee held 15 meetings during fiscal 2004.

     The SEC rules and regulations prescribe independence criteria for Audit Committee membership and the appointment of an “audit committee financial expert” to the Audit Committee. In addition, the rules of the NYSE require that:

•	each member of the Audit Committee must be an “independent director” (i.e., he or she must have no material relationship with the Company),

•	each member of the Audit Committee must be financially literate, as such qualification is interpreted by our Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee, and

•	at least one member of the Audit Committee must have accounting or related financial management expertise, as our Board interprets such qualification in its business judgment.

     Our Board of Directors has determined that each member of the Audit Committee: (1) meets the independence criteria prescribed by applicable law and rules of the SEC for Audit Committee membership and (2) is an “independent director” within the meaning of NYSE listing standards and the standards established by our company. Each member of the Audit Committee also meets the NYSE’s financial literacy requirements. No member of our Audit Committee serves on more than three audit committees of public corporations.

     In addition, the Board of Directors has designated Michael Smith as an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC, and has determined that he also meets the NYSE’s professional experience requirements through experience gained in his previous positions as former Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation, Vice Chairman of Hughes Electronics and Chairman of Hughes Aircraft Company, as Senior Vice President and Chief Financial Officer of Hughes Electronics, and in nearly 20 years with General Motors Corporation in a variety of financial management positions.

     Executive and Finance Committee. The Executive and Finance Committee’s charter states that it is the purpose of the Executive and Finance Committee to oversee the financial affairs and policies of our company and make decisions requiring the attention of the Board between regularly scheduled meetings of the Board, subject to the limitations set forth in our Bylaws.

     Pursuant to our Bylaws, during the period of time between each regularly scheduled meeting of the Board, management decisions requiring the immediate attention of the Board of Directors may be made with the approval of a majority of the members of the Executive and Finance Committee; provided, however, that the Executive and Finance Committee shall not have the authority to approve any of the following items, all of which require the approval of the Board: (i) any action that would require approval of a majority of the outstanding voting power held by the shareowners entitled to vote thereon at any annual or special meeting under applicable law or under the certificate of incorporation or Bylaws of our company (provided, however, that subject to applicable law, the Board shall be entitled to delegate to the Executive and Finance Committee the authority to negotiate and finalize actions, the general terms of which have been approved by the Board); (ii) any acquisition with a total aggregate consideration in excess of 2% of our company’s stockholders’ equity calculated in accordance with generally accepted accounting principles for the most recent fiscal quarter for which financial information is available (after taking into account the amount of any indebtedness to be assumed or discharged by our company or any of our subsidiaries and any amounts required to be contributed, invested or borrowed by our company or any of our subsidiaries); (iii) any action outside of the ordinary course of business of our company; or (iv) any other action involving a material shift in policy or business strategy for our company.

     Our Bylaws currently require that the Executive and Finance Committee shall consist of three or more directors. Membership requirements for the Executive and Finance Committee are as set forth in the Executive and Finance Committee charter.

     In fiscal 2004, the Executive and Finance Committee held seven meetings.

     Governance Committee. The Governance Committee is responsible for developing and recommending to the Board a set of corporate governance principles applicable to our company, and thereafter recommending such changes as it deems appropriate to maintain effective corporate governance. In addition, the Governance Committee is responsible for identifying candidates for election to the Board of Directors, developing and reviewing background information for candidates, making recommendations to the Board regarding such candidates, reviewing and making recommendations to the Board with respect to candidates for directors proposed by shareowners, and recommending for nomination by the Board, members of Board committees, as well as Board committee chair positions. Any shareowner wishing to propose a nominee should submit a recommendation in writing to our Corporate Secretary, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director.

     Our Bylaws currently require that the Governance Committee be comprised of three directors. Membership requirements for the Governance Committee are as set forth in the Governance Committee charter.

     The Governance Committee held seven meetings during fiscal 2004.

     Human Resources Committee. The purpose of the Human Resources Committee is to discharge the responsibilities of the Board of Directors relating to compensation of our Chief Executive Officer and other executive officers. In addition, the Human Resources Committee is responsible for general compensation strategies and policies relating to our associates and reviews and reports to the Board on our key strategic and operational human resource issues, ensuring that investments in human assets provide maximum return to all partners – associates, customers, shareowners and vendors.

     The Human Resources Committee’s oversight areas include compensation strategy, succession planning processes and key leader succession planning, and work environment assessment and improvement. The Human Resources Committee’s primary administrative function is to establish the compensation of all executive officers and administer all stock-related and long-term executive incentive plans. Our Bylaws provide that the Human Resources Committee is required to prepare a report to shareowners for inclusion in our annual proxy statement (see pages 20 to 22).

     Our Bylaws currently require that the Human Resources Committee be comprised of three directors. Membership requirements for the Human Resources Committee are as set forth in the Human Resources Committee charter.

     The Human Resources Committee held ten meetings during fiscal 2004.

What are our company’s corporate governance guidelines?

     In March 2004, the Board enhanced its Corporate Governance Guidelines and in April 2005, further amended the Guidelines, which is attached hereto as Exhibit A. The Guidelines adopted by the Board meet or exceed the relevant requirements under the new listing standards recently adopted by the NYSE. Effective corporate governance that ensures management follows the highest ethical standards is not a new concept to our company. It is an important principle that is embraced at all levels of our company, beginning with how our Board operates. Members of our Board of Directors are kept informed about our business through discussions with the Chief Executive Officer, Presidents, Chief Financial Officer and other key members of management, by reviewing materials provided to them, and by participating in meetings of the Board of Directors and its committees. Our Board members provide feedback to management on a regular basis and meet in executive session, without any members of management, at each regular meeting. When in executive session, the Board is chaired by the Lead Director. Under the recently amended Guidelines, the chair of the Governance Committee automatically assumes the Lead Director position, which position rotates when the chair of the Governance Committee also changes.

     The Guidelines adopted by our Board of Directors address important corporate governance policies and procedures, including those relating to:

•	Composition of the Board and membership criteria;

•	Director qualifications (such as independence, simultaneous service on other Boards and conflicts of interests);

•	Board member responsibilities (including attendance at annual shareowner meetings);

•	Establishment of Board agenda;

•	Establishment of a rotating lead director position;

•	Regularly scheduled meetings of non-management Board members;

•	Board size;

•	Board committees;

•	Board member access to management and independent advisors;

•	Director compensation;

•	Director orientation and continuing education;

•	Management evaluation and management succession; and

•	Annual performance evaluation of the effectiveness of the Board and its committees.

     Our Board expects to consider further amendments to these corporate governance guidelines from time to time as rules and standards are revised and/or finalized by various regulatory agencies, including the SEC and the NYSE, and to address any changes in our operations, organization or environment.

How does our Board determine which directors are considered independent?

     In March 2003, the Board of Directors adopted new director independence standards as part of its Corporate Governance Guidelines, which is attached hereto as Exhibit A. Pursuant to the Guidelines, the Board undertook its annual review of director independence in April 2005. During this review, the Board considered any transactions and relationships between each director or any member of his or her immediate family and our company and its subsidiaries and affiliates, including holdings of stock of the company by members of Ingram Family Stockholders.

The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

     As a result of this review, the Board determined that all of the directors nominated for election at the annual meeting, as well as all other directors serving on the Board are independent of our company and its management under the standards set forth in the Corporate Governance Guidelines, as well as under Audit Committee independence requirements of the SEC and the NYSE, with the exception of Kent Foster, Gregory Spierkel and Kevin Murai. Messrs. Foster, Spierkel and Murai are considered inside directors because of either their former employment (in the case of Mr. Foster, after June 1, 2005) or current employment (in the case of Messrs. Spierkel and Murai) as a senior executive of our company. All of the members of the Human Resources, Audit and Governance Committees are independent.

How does our Board select nominees to the Board of Directors?

     General Criteria and Process. In identifying and evaluating director candidates, the Governance Committee does not set specific criteria for directors. As expressed in the Governance Committee charter, in nominating candidates, the Governance Committee shall comply with the requirements of our company’s Bylaws and take into consideration such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Governance Committee may use and pay for assistance from consultants, including obtaining background checks, and advice from outside counsel, to assist its review and evaluation.

     Shareowner Nominations. We have adopted a policy for shareowner nominations of candidates for directors. Shareowners who wish to recommend nominees for consideration by the Governance Committee may submit their nominations in writing to our Corporate Secretary at the address set forth below under “Annual Report.” The Governance Committee may consider such shareowner recommendations when it evaluates and recommends nominees to the Board of Directors for submission to the shareowners at each annual meeting. In addition, shareowners may nominate directors for election by complying with the eligibility, advance notice and other provisions of the policy. Under the policy, the shareowner must provide timely notice of the nomination to us to be considered by the Governance Committee in connection with our company’s next annual meeting of shareowners. To be timely, the Corporate Secretary must receive the shareowner’s proposal and the information required in the policy on or before December 30th of the year immediately preceding such annual meeting. A copy of the policy is available on the Investor Relations section of our company’s website (www.ingrammicro.com).

     As of April 29, 2005, the Governance Committee had not received a recommended nominee from any shareowner or group of shareowners that beneficially owned more than 5% of our common stock for at least one year as of the date of the recommendation.

At what age must our directors retire?

     In April 2005, the Board of Directors amended its director retirement policy as part of the Corporate Governance Guidelines. Under the new policy, no director nominee may stand for election or reelection after the nominee’s 75th birthday.

How may shareowners communicate with the Board of Directors?

     The Board of Directors has adopted procedures to facilitate shareowner communications with directors. The Corporate Secretary will promptly forward shareowner communications so received to our company’s Board of Directors, to the individual director or directors to whom the communication was addressed or other appropriate departments or outside advisors, depending on the nature of the concern. Shareowners who wish to communicate directly with the Board of Directors may do so by writing to our Corporate Secretary, Worldwide Legal Department, Ingram Micro Inc., 1600 East Saint Andrew Place, Santa Ana, California 92705.

STOCK OWNERSHIP

     The following table shows the amount of common stock beneficially owned (unless otherwise indicated) by our directors, the executive officers named in the Summary Compensation Table found on page 22 of this proxy statement, our directors and executive officers as a group, and beneficial owners of more than 5% of our common stock. As of March 1, 2005, the Ingram Family Stockholders and related legal entities held 24,201,008 shares of common stock in the aggregate, amounting to 15.2% of the total outstanding shares of common stock. A significant number of shares attributable to the individual members of the Ingram family or related legal entities are reflected more than once in the table below as a result of members of the Ingram family being co-trustees of various trusts. Except as otherwise indicated, all information is as of March 1, 2005.

	Common Stock
Name	Shares Beneficially Owned		% of Class
Directors:
Kent B. Foster	3,088,369	(1)	1.9%
Howard I. Atkins	9,467		*
John R. Ingram (2)(3)	21,763,273	(4)(5)(6)(7)(8)(9)	13.7	% (10)
Martha R. Ingram (2)(3)	19,944,398	(5)(6)(11)	12.5	% (10)
Orrin H. Ingram II (2)(3)	21,828,918	(5)(6)(7)(12)	13.7	% (10)
Dale R. Laurance	66,979	(13)	*
Linda Fayne Levinson	8,184	(14)	*
Gerhard Schulmeyer	65,994	(15)	*
Michael T. Smith	65,127	(16)	*
Joe B. Wyatt	175,140	(17)	*
Named Executive Officers:
Henri T. Koppen	553,991	(18)	*
Thomas A. Madden	304,121	(19)	*
Kevin M. Murai	682,882	(20)	*
Gregory M. Spierkel	935,696	(21)	*
Executive Officers and Directors, as a group (22 persons)	32,459,128	(6)(7)(22)	19.5%
5% Shareowners:
E. Bronson Ingram QTIP Marital Trust (2)(3)	19,099,259		12.0	% (10)
AXA Assurances I.A.R.D. Mutuelle	23,730,248	(23)	15.2%
FMR Corp.	10,046,590	(24)	6.5%

*	Represents less than 1% of our outstanding common stock.

(1)	Includes vested options to purchase 3,088,369 shares of common stock.

(2)	Orrin H. Ingram II, John R. Ingram, and Martha R. Ingram are trustees of the E. Bronson Ingram QTIP Marital Trust (the “QTIP Trust”), and accordingly each can be deemed to be the beneficial owner of shares held by the QTIP Trust.

(3)	The address for each of the indicated parties is c/o Ingram Industries Inc., One Belle Meade Place, 4400 Harding Road, Nashville, Tennessee 37205.

(4)	Includes vested options to purchase 58,679 shares of common stock and 8,301 shares of common stock held by Vanguard as of January 1, 2005 under the Ingram Industries Thrift Plan, based on information received from Vanguard, administrator of such 401(k) plan.

(5)	Excludes 131,000 shares of common stock owned by Ingram Industries. As principal shareowners of Ingram Industries, the indicated shareowners may be deemed to be beneficial owners of the shares held by Ingram Industries.

(6)	Includes 20,772,895, 21,211,393, 19,130,909, and 20,924,727 shares, for Orrin H. Ingram II, John R. Ingram, Martha R. Ingram, and all executive officers and Directors as a group, respectively, which shares are held by various trusts or foundations of which these individuals are trustees. Such individuals could each be deemed to be the beneficial owner of the shares held by trusts of which he or she is a trustee.

(7)	Excludes for John R. Ingram 185,312 shares held by one or more trusts of which he and/or his children are beneficiaries, and for Orrin H. Ingram II 188,815 shares held by one or more trusts of which he and/or his children are beneficiaries. Each such individual disclaims beneficial ownership as to such shares.

(8)	Includes 307,702 shares held in two grantor-retained annuity trusts.

(9)	Includes 130,796 shares held by four minor children of reporting person, as to which reporting person disclaims beneficial ownership.

(10)	As of March 1, 2005, the Ingram Family Stockholders and related legal entities held 24,201,008 shares of common stock in the aggregate, amounting to 15.2% of the total outstanding shares of common stock. A significant number of shares attributable to the individual members of the Ingram family or related legal entities are reflected more than once in this table as a result of members of the Ingram family being co-trustees of various trusts.

(11)	Includes vested options to purchase 73,906 shares of common stock, unvested options to purchase 994 shares of common stock, but which are exercisable within 60 days of March 1, 2005, and 2,755 shares held by Vanguard as of January 1, 2005 under the Ingram Industries Thrift Plan, based on information received from Vanguard, administrator of such 401(k) plan.

(12)	Includes vested options to purchase 61,766 shares of common stock, unvested options to purchase 994 shares of common stock, but which are exercisable within 60 days of March 1, 2005, and 17,142 shares held by Vanguard as of January 1, 2005 under the Ingram Industries Thrift Plan, based on information received from Vanguard, administrator of such 401(k) plan.

(13)	Includes vested options to purchase 39,193 shares of common stock.

(14)	Includes vested options to purchase 2,223 shares of common stock, and unvested options to purchase 497 shares of common stock, but which are exercisable within 60 days of March 1, 2005.

(15)	Includes vested options to purchase 45,270 shares of common stock.

(16)	Includes vested options to purchase 39,505 shares of common stock, and unvested options to purchase 447 shares of common stock, but which are exercisable within 60 days of March 1, 2005.

(17)	Includes vested options to purchase 114,776 shares of common stock, and unvested options to purchase 994 shares of common stock, but which are exercisable within 60 days of March 1, 2005.

(18)	Includes vested options to purchase 553,323 shares of common stock, 211 shares held by Putnam as of January 1, 2005 under the Ingram Micro 401(k) Plan, based on information received from Putnam, administrator of such 401(k) plan.

(19)	Includes vested options to purchase 267,384 shares of common stock, 1,400 shares held by Putnam as of January 1, 2005 under the Ingram Micro 401(k) Plan, based on information received from Putnam, administrator of such 401(k) plan.

(20)	Includes vested options to purchase 661,136 shares of common stock, and unvested options to purchase 21,746 shares of common stock, but which are exercisable within 60 days of March 1, 2005.

(21)	Includes vested options to purchase 921,283 shares of common stock, and unvested options to purchase 12,413 shares of common stock, but which are exercisable within 60 days of March 1, 2005.

(22)	Includes options to purchase 7,096,594 shares of common stock, of which 44,021 options are exercisable within 60 days of the date of the table, 5,404 shares held by Putnam as of January 1, 2005 under the Ingram Micro 401(k) Plan, based on information received from Putnam, administrator of such 401(k) plan, 28,198 shares held by Vanguard as of January 1, 2005 under the Ingram Industries Thrift Plan, based on information received from Vanguard, administrator of such 401(k) plan.

(23)	Based on information provided in a Schedule 13G (Amendment No. 7) filed on February 14, 2005 by AXA Assurances I.A.R.D. Mutuelle (“I.A.R.D.”) and certain related entities (collectively, the “AXA entities”). Each of I.A.R.D., AXA Assurances Vie Mutuelle (“Vie”), AXA Courtage Assurance Mutuelle (“Courtage”), AXA (“AXA”), and AXA Financial, Inc. (“AXA Financial”) (through its subsidiary Alliance Capital Management L.P. (“Alliance”)) shares voting power with respect to 2,963,383 shares. Each of the AXA Entities has sole voting power with respect to 12,085,326 shares and sole dispositive power with respect to 23,729,548 shares. The addresses for the AXA Entities are as follows: I.A.R.D. and Vie: 370 rue Saint Honore 75001 Paris France; Courtage: 26, rue Louis le Grand,

75002 Paris France; AXA: 25, avenue Matignon 75008 Paris France; and AXA Financial: 1290 Avenue of the Americas, New York, NY 10104.

(24)	Based on information provided in a Schedule 13G (Amendment No. 3) filed with the SEC on February 14, 2005. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and an investment adviser, is the beneficial owner of 7,926,330 of these shares as a result of acting as investment adviser to various investment companies. Edward C. Johnson, Chairman of FMR Corp., and FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of these 7,926,330 shares. Neither FMR Corp. nor Edward C. Johnson, has the power to vote or direct the voting of shares owned directly by Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank, is the beneficial owner of 1,684,940 of these shares as a result of its serving as investment manager of institutional accounts. Edward C. Johnson and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over these 1,684,940 shares and sole power to vote or to direct the voting of these 1,659,560 shares. Members of the Edward C. Johnson family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson owns 12% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. The Johnson family group and all other Class B shareowners have entered into a shareowners’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareowners’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. The business address of FMR Corp., Fidelity and Fidelity Management Trust Company is 82 Devonshire Street, Boston, Massachusetts 02109.

Section 16(a) Beneficial Ownership Reporting Compliance

     Based upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied during fiscal 2004 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, except for one report for Mr. Kevin Murai, which was untimely filed on November 10, 2004 and one report for Mr. Asger Falstrup, which was untimely filed on January 10, 2005. Additionally, two reports for Mr. Orrin Ingram relating to three transactions, which should have been filed in previous years, were filed on October 27, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements entered into in connection with our November 1996 split-off from our former parent, Ingram Industries

     We were split-off from our former parent, Ingram Industries, in November 1996. At that time, we entered into agreements with the Ingram Family Stockholders covering board representation and registration rights for common stock held by the Ingram Family Stockholders. The board representation agreement is described above under “—What are the requirements for Board membership?” The registration rights agreement expired in November 2003 and the board representation agreement was terminated in May 2004.

     We also agreed to register at various times shares of common stock issuable upon the exercise of certain Ingram Industries options and stock appreciation rights held by current or former employees or directors of Ingram Industries, its former subsidiary Ingram Entertainment or their subsidiaries, which options and stock appreciation rights were converted into options to purchase shares of our common stock in 1996. We have completed several registrations with respect to shares of common stock issuable upon exercise of these rollover stock options. The registration statement that we have agreed to keep current is described below.

     Registration statements being kept current. We filed a registration statement on Form S-3 covering 10,949,298 shares of common stock that was declared effective on November 20, 1997. It relates to our offer and sale of up to 2,485,944 shares of common stock upon the exercise of options under the Ingram Micro Rollover Option Plan (which options have all expired pursuant to the terms of such option awards) and up to 250,000 shares under the Ingram Micro Amended and Restated 1996 Equity Incentive Plan. It also relates to the offer and sale by our 401(k) plan, the Ingram Thrift Plan, and the Ingram Entertainment Thrift Plan of a total of 8,213,354 shares of our common stock (resulting from the conversion of shares of Class B common stock held by these plans). We have agreed to keep the registration statement current.

Loans to executive officers

     All loans to our executive officers discussed below were approved by the Human Resources Committee of the Board and were granted prior to July 30, 2002, the effective date of the Sarbanes-Oxley Act of 2002. No material modifications or renewals to these loans have been made since that date except for a loan to Matthew A. Sauer which was repaid or forgiven in full as of April 2004 and which was made prior to his election as an executive officer of our company on February 17, 2003.

     In connection with our request that Kevin M. Murai, an executive officer, relocate from Canada to the United States as President of Ingram Micro U.S. in 2000, we extended three loans to Mr. Murai, two of which were fully repaid on July 15, 2002. Mr. Murai’s third loan of $300,000 with an interest rate of 6.43% per annum was provided to Mr. Murai to assist him and his family’s transfer to and purchase of a home in Southern California. We agreed to forgive 20% of the outstanding principal and interest on May 30th of each year, commencing May 30, 2001, if Mr. Murai continues to be an employee in good standing with us on each such date. Additionally, we agreed to provide payments to cover the taxes that Mr. Murai may be liable to pay in connection with such forgiveness arrangement. We provided a tax gross-up in the amount of $47,939 to Mr. Murai in 2004 for such loan. We forgave $79,554 ($60,000 in principal and $19,554 in accrued interest) on May 30, 2001, $75,643 ($60,000 in principal and $15,643 in accrued interest) on May 30, 2002; $71,542 ($60,000 in principal and $11,542 in accrued interest) on May 30, 2003; and $67,716 ($60,000 in principal and $7,716 in accrued interest) on May 31, 2004. As of March 1, 2005, Mr. Murai’s outstanding principal loan balance was $60,000, with accrued interest of $2,896.

REPORT OF THE AUDIT COMMITTEE

     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Ingram Micro filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

     The Audit Committee of the Board of Directors has furnished the following report.

     The charter of the Audit Committee of the Board of Directors of Ingram Micro Inc. (the “Company”), as revised in March 2004, specifies that the purpose of the Audit Committee is to discharge its responsibilities as set forth in the Company’s Amended and Restated Bylaws and to assist the Board’s oversight of:

•	The integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, legal and ethical compliance;

•	The Company’s compliance with legal and regulatory requirements; and

•	The independence and performance of the Company’s independent external auditors and internal audit department.

     In addition, the Audit Committee is charged with providing an avenue of open communication among the Company’s independent external auditors, management, internal audit department, and Board of Directors.

     The Audit Committee expects to consider further amendments to its Charter from time to time as rules and standards are revised and/or finalized by various regulatory agencies, including the SEC and the NYSE, and to address any changes in the Company’s operations, organization or environment.

     The Audit Committee meets with management periodically to consider the adequacy of the Company’s disclosure and internal controls and compliance with applicable laws and Company policies, as well as the quality of its financial reporting, including the application of critical accounting policies. As part of this process, the Audit Committee has, in connection with the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”), reviewed with management and the Company’s independent registered public accountants,

PricewaterhouseCoopers LLP (“PwC”) on a periodic basis, the Company’s progress on and completion of its SOX 404 compliance project for 2004 and will continue this monitoring in subsequent years. As part of its oversight activities, the Audit Committee monitors the scope and adequacy of the Company’s internal auditing program, including reviewing staffing levels and steps taken to implement recommended improvements in internal controls. The Audit Committee discusses these matters with the Company’s independent auditors and with appropriate company financial personnel and internal auditors. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent auditors and with the Company’s internal auditors, in each case without the presence of the Company’s management. The Audit Committee appoints the independent external auditors for the purpose of preparing or issuing an audit report on the Company’s annual financial statements or performing related work and approves their compensation.

     As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent registered public accountants, all annual and quarterly financial statements, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to their issuance. During fiscal 2004, the Audit Committee discussed the Company’s financial statements with management, including significant accounting and disclosure matters. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also discussed the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, in accordance to the NYSE corporate governance rules.

     The Audit Committee received and reviewed the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee discussed with PwC matters relating to its independence, including monitoring compliance with the company’s pre-approval of non-audit services and performing a review of audit and non-audit fees. The Audit Committee also discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees and as amended by Statement on Auditing Standards No. 90, Audit Committee Communications, including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2005, for filing with the SEC.

Members of the Audit Committee of the Board of Directors of Ingram Micro Inc.

Joe B. Wyatt (Chair)
Dale R. Laurance
Gerhard Schulmeyer
Michael Smith

EXECUTIVE COMPENSATION

Report of the Human Resources Committee

     The following Report of the Human Resources Committee and the stock performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Ingram Micro filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report or the stock performance graphs by reference therein.

     The Human Resources Committee of the Board of Directors has furnished the following report on executive compensation for fiscal 2004.

What is our philosophy of executive officer compensation?

     Our compensation program for executives consists of the following key elements:

•	base salary,

•	performance-based annual cash bonus,

•	periodic grants of equity-based awards, and

•	cash-based long-term incentive awards.

     We believe that this multi-component approach best serves the interest of our company and our shareowners. It enables us to meet the requirements of the highly competitive business environment in which we operate while ensuring that executive officers are compensated in a way that advances both short- and long-term interests of shareowners.

     We ensure that a high proportion of our executive officers’ current compensation is “at risk” through a performance-based annual bonus tied to achievement of financial objectives by our company. Periodic equity-based awards further allow us to place a significant portion of our executives’ long-term compensation “at risk” by relating it to stock price appreciation realized by all of our shareowners. In addition, we provide a cash-based long-term incentive award program keyed to achievement of pre-established performance goals to improve shareowner value over a three-year period.

     Subject to the needs of our company, we generally attempt to design all incentive and equity-based programs to be deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

We retained Hewitt Associates, Inc. to conduct a competitive compensation study.

     We engaged Hewitt Associates, Inc., an internationally recognized executive consulting firm, to conduct a compensation measurement study to report on the competitiveness of our compensation programs (base pay, annual incentives and long-term incentives) for our global executive management team for fiscal 2004. In doing so, the value of each of our pay elements was compared to information available from Hewitt’s databases for a selected group of companies from the Fortune 500 that we believe are our competitors in recruiting the best executives and who provide outstanding performance in shareowner return. The Fortune group contains companies in the Hewitt database that have the following characteristics: U.S. based, global companies, under $100 billion in annual revenue, and are non-financial companies. Based on the results of the Hewitt study, we maintained base pay ranges and long-term incentive award guidelines for our global executive management team members for fiscal 2004.

     Cash compensation. We determined the total cash compensation (base salary and annual bonus target) for our executive officers, as well as adjustments to such salaries, after considering recommendations from our Chief Executive Officer and taking into account such factors as competitive industry salaries, the contribution and experience of the officer, and the length of the officer’s service. The Chief Executive Officer’s recommendations took into consideration our general philosophy of targeting total cash compensation (base salary plus annual bonus target) for our executives at the median level of cash compensation of the selected companies in the Hewitt compensation survey when target levels of corporate and business unit performance are achieved.

     Annual bonus. Ingram Micro’s 2004 Executive Incentive Award Plan provided for performance-based bonuses for executives as well as other management level associates. Specifically, the 2004 annual bonus program was based 100% on our company’s performance relative to identified financial performance targets focusing on profitability and shareholder returns, assuming minimum financial targets are met.

     Equity-based awards. During fiscal year 2004, our equity-based award guidelines provided for the grant of stock options to executive officers upon initial employment or promotion and semi-annual grants in each successive February and July. Such options generally have a three-year vesting schedule and a ten-year term.

     In carrying out our guidelines, the Chief Executive Officer provides to us recommendations as to the number of options to be granted based on an executive officer’s salary grade level. The Chief Executive Officer may also make recommendations that deviate from our guidelines where he deems it appropriate.

     In 2004, stock options were granted to our executive management team on February 2 and on July 1 in accordance with award guidelines we had previously approved.

     Cash-based long-term incentive awards. In fiscal year 2004, we implemented the Ingram Micro Inc. 2004 Long-Term Executive Cash Incentive Award Program (the “2004 LTIP Program”) pursuant to the Ingram Micro Inc. Executive Incentive Plan (the “Incentive Plan”). We had previously implemented the Ingram Micro Inc. 2002 and 2003 Long-Term Executive Cash Incentive Award Program (the “2002 and 2003 LTIP Programs”) pursuant to the Incentive Plan in fiscal year 2002 and 2003. Payments under the 2002, 2003, and 2004 LTIP Programs will be based on our company’s performance on pre-established objective performance measures over a three-year period. Minimum performance standards were established below which no payments will be made. Regular reviews were provided throughout the year for both programs to determine progress toward these goals. The Human Resources Committee also established the eligibility criteria for executive officers and other key management personnel who were designated to participate in 2004 (approximately 30 individuals).

How is our Chief Executive Officer compensated?

     Kent B. Foster became our company’s Chief Executive Officer on March 6, 2000 and was elected as Chairman of the Board on May 17, 2000.

     Salary and annual bonus. Our company entered into an employment agreement with Mr. Foster covering his services as Chief Executive Officer in March 2000. The agreement provides for an annualized base salary of $1,000,000 (increased to $1,100,000 in 2001, $1,138,500 in 2002, and $1,178,350 in 2003) and the opportunity for an annual performance-based compensation award. We may also approve discretionary increases to Mr. Foster’s salary. Under the terms of his agreement, Mr. Foster is eligible for a target annual bonus opportunity of 100% of his annual base salary, with a maximum bonus opportunity of 200% of his annual base salary. Mr. Foster earned a bonus of 124.9% of his annual base salary for the 2004 fiscal year.

     2004 compensation. We reviewed the annual base salary of our company’s executive officers, including the base salary of the Chief Executive Officer, in October 2003. Based on the information presented in the Hewitt total compensation measurement study, we approved a 3.5% increase in Mr. Foster’s annual base salary to $1,219,595 effective January 3, 2004.

     Options. Mr. Foster received options to purchase 204,750 shares of common stock, at an exercise price of $16.64 in accordance with our semi-annual stock option grant guidelines for the management team on February 2, 2004. These options vest in three equal installments commencing February 2, 2005. Mr. Foster was also granted options to purchase 183,540 shares of common stock in accordance with our semi-annual stock option grant guidelines for the management team on July 1, 2004. These options were granted at an exercise price of $14.04 and vest in three equal installments beginning July 1, 2005.

     Long-term incentive award. We issued an award in 2004 to Mr. Foster under the 2004 LTIP Program, which, as described above, will allow Mr. Foster the opportunity to earn a cash payment based upon the company’s achievement against pre-established objective performance measures over a three-year period. Mr. Foster’s payout target is $827,200; however, minimum performance standards were established below which no payments will be made. At the end of such three-year period, Mr. Foster therefore may receive no cash payout, or his final cash payout may be lesser or greater than his payout target amount, depending upon how the company performs against the performance measures.

     Mr. Foster has decided to retire as the Chief Executive Officer and, upon his re-election to the Board at the 2005 annual meeting of shareowners, will become the non-executive Chairman of the Board, effective June 1, 2005. For additional information, see “Employment Agreements – Agreement with Chief Executive Officer”.

Members of the Human Resources Committee of the Board of Directors of Ingram Micro Inc.

Michael T. Smith (Chair)
Howard Atkins
Orrin H. Ingram II
Gerhard Schulmeyer

Compensation Committee Interlocks and Insider Participation

     None of the members of the Human Resources Committee had any “interlock” relationship to report during our fiscal year ended January 1, 2005.

Executive Compensation Summary Table

     The following table sets forth information concerning total compensation earned or paid to our Chief Executive Officer and our four other most highly compensated executive officers who served in such capacities as of January 1, 2005 (the “named executive officers”) for services rendered to us during each of the last three fiscal years.

					Long-Term Compensation
	Annual Compensation				Awards
				Other		Securities
				Annual	Restricted	Underlying		All Other
Name and		Salary	Bonus	Compensation	Stock Awards	Options/SARs	LTIP	Compensation
Principal Position	Year	($)(1)	($)(2)	($) (3)	($)	(#)	Payout	($)(4)
Kent B. Foster, Chairman	2004	$1,264,917	$1,579,881	—	—	388,290	$3,474,240	$31,623
of the Board and Chief	2003	1,176,816	1,192,115	—	—	760,770	—	29,420
Executive Officer (5)	2002	1,137,760	1,720,293	—	—	502,020	—	28,444

Gregory M.E. Spierkel,	2004	501,868	525,237	—	—	199,959	1,244,723	835,443
President (6)	2003	418,605	393,991	—	—	220,650	—	806,347
	2002	404,712	316,202	—	—	145,620	—	1,485,924
Kevin M. Murai,	2004	505,932	509,774	$47,939	—	227,959	1,244,723	94,535
President (7)	2003	434,134	229,982	50,648	—	220,650	—	540,806
	2002	419,711	516,434	53,551	—	145,620	—	1,195,759
Thomas A. Madden,	2004	517.466	420,105	—	—	112,650	1,007,790	18,834
Executive Vice President	2003	481,423	316,993	—	—	220,650	—	14,323
and Chief Financial Officer (8)	2002	465,447	457,441	—	—	145,620	—	45,571

Henri T. Koppen,	2004	433.306	430,077	—	—	112,650	1,007,790	557,165
Executive Vice President and	2003	403,126	0	—	—	220,650	—	730,640
President, Ingram Micro Europe (9)	2002	385,808	209,221	—	—	145,620	—	1,059,172

(1)	The salary information is as of the last payroll period ending immediately prior to the end of each of our fiscal years. Includes amounts deferred under qualified and nonqualified defined contribution compensation plans and pretax insurance premium amounts. For fiscal 2004 there were 27 pay periods.

(2)	Bonuses generally were paid in March or April of the following year.

(3)	Represents tax gross-up amount for Mr. Murai’s forgiven home loans.

(4)	“All other compensation” for fiscal year 2004 was as follows:

•	Mr. Foster (employer 401(k) and supplemental plan contributions, $31,623).

•	Mr. Spierkel (executive long-term disability insurance, $1,520; employer 401(k) and supplemental plan contributions, $9,249 and expatriate compensatory items to include relocation expenses to repatriation to the US, $824,674).

•	Mr. Murai (executive long-term disability insurance, $1,522; employer 401(k) and supplemental plan contributions, $25,297; and forgiven company loan for home, $67,716).

•	Mr. Madden (executive long-term disability insurance, $2,322; employer 401(k) and supplemental plan contributions, $12,937 and miscellaneous cash and non-cash award of $3,575).

•	Mr. Koppen (executive long-term disability insurance, $2,143; employer 401(k) and supplemental plan contributions, $7,688 and expatriate compensatory items, $547,334).

Note: Information regarding group life, health, hospitalization, medical were not included as the plans offered do not discriminate in scope, terms or operations, in favor of executive officers of the company and are available generally to all salaried associates.

(5)	Mr. Foster joined our company as Chief Executive Officer and President on March 6, 2000. Effective May 17, 2000, Mr. Foster was appointed as Chairman and Chief Executive Officer.

(6)	Mr. Spierkel served as our Executive Vice President and President, Ingram Micro Europe from May 31, 1999 until his election as President of our company effective March 23, 2004. Mr. Spierkel was promoted to Chief Executive Officer of our company effective June 1, 2005. In such capacity, Mr. Spierkel’s compensation package includes an annual base salary of $700,000, with a target bonus of 90% of his annual base salary, participation in the Ingram Micro Executive Incentive Plan, and other benefits generally available to other associates of our company.

(7)	Mr. Murai served as our Senior Vice President and President, Ingram Micro Canada during fiscal year 2000, until his promotion to Executive Vice President and President, Ingram Micro U.S. effective January 24, 2000. Mr. Murai became Executive Vice President and President, Ingram Micro North America, effective January 2, 2002. Mr. Murai was elected as President of our company effective March 23, 2004. Mr. Murai was promoted to President and Chief Operating Officer of our company effective June 1, 2005. In such capacity, Mr. Murai’s compensation package includes an annual base salary of $600,000, with a target bonus of 85% of his annual base salary, participation in the Ingram Micro Executive Incentive Plan, and other benefits generally available to other associates of our company.

(8)	Mr. Madden joined our company on July 23, 2001 as Executive Vice President and Chief Financial Officer. As previously disclosed by our company in its press release on October 13, 2004 and on a Form 8-K dated the same, Mr. Madden, executive vice president and chief financial officer, has accepted a teaching position at the University of California, Irvine’s Graduate School of Management. Mr. Madden has taken early retirement from the Company as of April 1, 2005. In connection with Mr. Madden’s retirement, the Human Resources Committee of the Board of Directors extended the exercise period of 205,224 options previously granted to Mr. Madden and which are vested and outstanding as of April 1, 2005 from 60 days (for non-qualified options) and 90 days (for incentive stock options) to a six-month period, ending September 30, 2005.

(9)	Mr. Koppen served as Senior Vice President and President, Ingram Micro Asia Pacific effective March 1, 2000. Effective February 1, 2002, he was promoted to Executive Vice President and President, Ingram Micro Asia Pacific until his appointment as Executive Vice President and President, Ingram Micro Europe effective March 23, 2004.

Stock Option/SAR Grants in Last Fiscal Year

     The following table provides information relating to stock options granted to the named executive officers for the year ended January 1, 2005.

	Individual Grants
			% of Total
	Number of		Options/SARs
	Securities		Granted to			Grant
	Underlying		Employees of the	Exercise or		Date
	Options/SARs		Company in Fiscal	Base Price	Expiration	Present
Name	Granted		Year	($/sh)	Date	Value($)(5)
Kent B. Foster	204,750	(1)	3.05%	$16.64	2/1/14	$1,007,882
	183,540	(2)	2.74%	14.04	6/30/14	845,073

	388,290					1,852,955
Gregory M.E. Spierkel	59,400	(1)	.89%	16.64	2/1/14	292,397
	37,239	(3)	.56%	17.20	3/22/14	191,550
	103,320	(2)	1.54%	14.04	6/30/14	475,716

	199,959					959,663
Kevin M. Murai	59,400	(1)	.89%	16.64	2/1/14	292,397
	28,000	(4)	.42%	17.66	3/18/14	147,879
	37,239	(3)	.55%	17.20	3/22/14	191,550
	103,320	(2)	1.54%	14.04	6/30/14	475,716

	227,959					1,107,542
Thomas A. Madden	18,027	(1)	.27%	16.64	2/1/14	88,738
	41,373	(1)	.62%	16.64	2/1/14	203,659
	53,250	(2)	.79%	14.04	6/30/14	245,179

	112,650					537,575
Henri T. Koppen	59,400	(1)	.89%	16.64	2/1/14	292,397
	53,250	(2)	.79%	14.04	6/30/14	245,179

	112,650					537,575

(1)	Such options become exercisable in three equal annual installments, beginning February 2, 2005.

(2)	Such options become exercisable in three equal annual installments, beginning July 1, 2005.

(3)	Such options become exercisable in three equal annual installments, beginning March 23, 2005.

(4)	Such options become exercisable in three equal annual installments, beginning March 19, 2005.

(5)	The grant date present values shown in the table were determined pursuant to the Black-Scholes option valuation model, using the following assumptions: for grants on February 2, 2004 – stock price volatility of 39.83%, expected option life of 3.0 years, dividend yield of 0%, and risk free interest rate of 2.36%; for the grants on July 1, 2004 – stock price volatility of 43.77%, expected option life of 3.0 years, dividend yield of 0% and risk free interest rate of 3.08%; for options granted on March 19, 2004 – stock price volatility of 40.40%, expected option life of 3.0 years, dividend yield of 0%, and risk free interest rate of 2.33%; for options granted on March 23, 2004 – stock price volatility of 40.40%, expected option life of 3.0 years, dividend yield of 0%, and risk free interest rate of 2.33%.

Aggregate Stock Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

     The following table provides information relating to any stock options exercised by the named executive officers during the year ended January 1, 2005, as well as the number and value of securities underlying unexercised stock options held by the named executive officers as of January 1, 2005.

	Shares		Number of Securities	Value of Unexercised In-the-
	Acquired on		Underlying Unexercised	Money Options/SARs at Year
	Exercise	Value	Options/SARs at Year End	End ($)
Name	During 2004	Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable
Kent B. Foster	—	—	2,823,399 / 1,062,810	$21,624,478 / $7,862,105
Gregory M.E. Spierkel	—	—	844,423 / 395,599	4,240,426 / 2,753,019
Kevin M. Murai	—	—	584,276 / 423,599	3,657,736 / 2,840,939
Thomas A. Madden	80,106	$506,586	190,524 / 308,290	1,234,734 / 2,280,485
Henri T. Koppen	85,000	616,437	476,463 / 308,290	2,257,490 / 2,280,485

Long-Term Incentive Program Awards in the Last Fiscal Year

     The following table provides information with respect to the target award amount for each named executive officer in fiscal year 2004 under the Ingram Micro Inc. 2004 Long-Term Executive Cash Incentive Award Program (the “2004 LTIP Program”) pursuant to the Ingram Micro Inc. Executive Incentive Plan. Payments under the 2004 LTIP Program will be based on our company’s performance on pre-established objective performance measures over a three-year period. Minimum performance standards have been established below which no payments will be made.

	Number of
	Shares,	Performance or
	Units or	Other Period	Estimated Future Payouts
	Other	Until Maturation or	Under Non-Stock Price-Based Plans(1)
Name	Rights (#)	Payout	Threshold ($)	Target ($)	Maximum ($)
Kent B. Foster	N/A	36 months	$206,800	$827,200	$2,481,600
Gregory M.E. Spierkel	N/A	36 months	111,699	446,796	1,340,388
Kevin M. Murai	N/A	36 months	111,699	446,796	1,340,388
Thomas A. Madden	N/A	36 months	24,995	99,979	299,937
Henri T. Koppen	N/A	36 months	59,998	239,950	719,850

(1)	Messrs. Murai and Spierkel were elected Presidents of our company effective March 23, 2004 and as a result their respective threshold, target, and maximum amounts were increased on a prorated basis to $111,699, $446,796, and $1,340,888 respectively. Mr. Madden’s threshold, target and maximum amounts were reduced on a prorated basis due to his retirement effective April 1, 2005.

Employment Agreements

     Agreement with Chief Executive Officer. In March 2000, we entered into an employment agreement with Mr. Foster covering his service as our Chief Executive Officer. The initial term of this agreement ran through the end of 2002, but is automatically extended for successive additional periods of one year unless either Ingram Micro or Mr. Foster opts out at least 60 days prior to the scheduled extension time. The agreement provides for it to automatically be extended for a period of 24 months upon any change in control, as defined in the agreement.

     The agreement provides for an annual base salary of $1,000,000 (increased to $1,100,000 in 2001, $1,138,500 in 2002, $1,178,350 in 2003 and $1,219,595 in 2004) and the opportunity for an annual incentive compensation award. Under the agreement, Mr. Foster is eligible for a target annual bonus opportunity of 100% of his annual base salary, and a maximum bonus opportunity of 200% of his annual base salary. The agreement also provides for Mr. Foster’s participation in our health and benefit programs.

     Mr. Foster currently does not participate in our health and benefit programs; however, he does receive certain partial reimbursement for an annual company-paid physical. In the event that any of the payments provided for under Mr. Foster’s agreement would be subject to the federal excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties with respect to such excise tax, he will be entitled to an additional “gross-up” payment.

     Mr. Foster has decided to retire as our Chief Executive Officer and, upon his re-election to the Board at the 2005 annual meeting of shareowners, will become the non-executive Chairman of the Board, effective June 1, 2005. The Board has approved that effective June 1, 2005, our company mutually terminate with Mr. Foster his employment agreement, with no further compensation or rights accruing or due to Mr. Foster under said agreement as a result of the termination. In addition, the Board of Directors has approved and has directed our company to prepare a new agreement (the “Agreement”) to be entered into with Mr. Foster to compensate him in his new capacity as the non-executive Chairman of the Board for a period of two years from June 1, 2005. The Board will have the right to terminate the Agreement at any time during such two-year period.

     All stock options previously awarded to Mr. Foster will continue to vest according to their original terms during the time he serves as the non-executive Chairman of the Board, and all unvested options will vest immediately when he retires from the Board of Directors. Mr. Foster’s 2005 annual incentive bonus, if any, will be paid on a pro-rata basis through June 1, 2005, at the time all other annual incentive bonuses for 2005, if any, are paid to executives.

     Mr. Foster’s interest in all existing long-term executive cash incentive programs (the 2005 Long-Term Executive Cash Incentive Award Program, the 2004 LTIP Program, and the 2003 LTIP Program under the Ingram Micro Inc. Executive Incentive Plan) will continue to accrue irrespective of whether Mr. Foster completes his term as non-executive Chairman of the Board of the Company and will be paid to Mr. Foster at the same time as payments are made (if they are made) to other participants. Payments under these programs will be based on our company’s achievement against pre-established objective performance measures over a three-year period. Minimum performance standards have been established below which no payments will be made.

     Mr. Foster will receive a $6 million cash retention bonus at the end of the two year term of the Agreement if he remains as the non-executive Chairman of the Board throughout the term. If the Board of Directors chooses to terminate the Agreement prior to the end of the term other than for cause, Mr. Foster will be entitled to receive a pro rata share of the retention bonus. If Mr. Foster voluntarily retires before the end of the term and ceases to be the non-executive Chairman of the Board, he will not receive any retention bonus payment. If Mr. Foster dies or becomes disabled before the end of the term, he will be entitled to receive a pro rata share of the bonus.

     Mr. Foster will also receive an annual non-executive Chairman’s fee equal to $650,000 payable in cash and equity-based compensation, plus the standard Board of Director’s compensation package comprised of an annual award of cash and equity-based compensation, with an estimated value of approximately $167,000. If Mr. Foster were to select cash as part of the mix of his compensation, such election may not be greater than 40% of his total aggregate annual compensation.

     2001 Agreements with Named Executive Officers. We also entered into executive retention agreements effective April 10, 2001 with each of Messrs. Murai, Spierkel and Koppen. These agreements provide that if the executive remains employed by us through March 1, 2006, the executive will be entitled to a lump sum cash retention payment of $2.5 million. The executive is not entitled to receive any payment if his employment with us is (1) terminated by the executive’s resignation for any reason other than his disability prior to March 6, 2006, or (2) terminated by us for cause or for not accepting a transfer of his principal office location to our then corporate headquarters or any of our then regional headquarters, prior to March 6, 2006.

     Executive Officer Severance Policy. In October 2003, the Human Resources Committee adopted the Executive Officer Severance Policy (the “Severance Policy”). The Severance Policy applies to Messrs. Spierkel, Murai, and Koppen and to any other executive officers designated by our Board of Directors.

     Subject to execution of a release and covenant agreement satisfactory to us, eligible executive officers will be entitled to the severance benefits described below in the event their employment is terminated by us without “cause” as determined under the Severance Policy.

     The executive officer will receive an aggregate severance benefit equal to the greater of (x) the sum of the executive officer’s annual base salary and target annual bonus, each as in effect on the effective date of termination; and (y) the product of one-twelfth times the sum of the executive officer’s annual base salary and target annual bonus, each as in effect on the effective date, multiplied by the number of the executive officer’s full years of employment with our company (the “employment years”). The severance benefit will be payable in equal installments from the effective date of termination over the greater of (x) 12 months or (y) that number of months equal to the number of employment years (such greater period, the “Continuation Period”).

     The executive officer will also be entitled to an amount in cash equal to executive officer’s actual annual bonus determined for the year in which the Continuation Period begins, prorated to reflect the executive officer’s period of employment in such year. Such payment will be otherwise calculated and paid on the same basis, and at the same time, as the annual bonus payments are made to actively employed Ingram Micro executive officers.

     The executive officer and his or her dependents may continue to participate, at the executive officer’s expense, in Company-sponsored health and welfare programs through the Continuation Period. The executive officer will also be entitled to participate in an outplacement program, paid for by us, with a maximum cost not to exceed $20,000.

     Any unvested stock options, restricted stock awards, or other stock-based incentive compensation awards held by the executive officer will be cancelled on the effective date of termination. Any such vested awards will be governed by the terms of the plan and award agreements for each award. The executive officer’s participation in our Long-Term Executive Cash Incentive Award Programs shall cease on termination of employment; however, payments of earned awards through the date of termination will be made in accordance with the terms of the programs and if they are made, at the same time as to other participants.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information with respect to equity compensation plans under which our equity securities are authorized for issuance, aggregated as all compensation plans previously approved by our shareowners and all compensation plans not previously approved by our shareowners, as of January 1, 2005

(c) Number of securities
remaining available for
	(a) Number of securities to	(b) Weighted-average	future issuance under
	be issued upon exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights (1)	reflected in column (a))
Equity compensation plans approved by shareholders	32,658,585	$15.40	19,589,496
Equity compensation plans not approved by shareholders	None	None	None
TOTAL	32,658,585	$15.40	19,589,496

(1)	Does not reflect any unvested awards of restricted stock.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

     The stock price performance graph below, which assumes a $100 investment on January 1, 2000 and reinvestment of any dividends, compares our cumulative total shareowner return (assuming reinvestment of dividends), the NYSE Composite Index and the Standard Industrial Classification (“SIC”) Code Index (SIC Code 5045—Computer and Computer Peripheral Equipment and Software) for the period beginning January 1, 2000 through January 1, 2005. The closing price per share of the common stock was $20.80 on January 1, 2005 and $16.76 on April 4, 2005, the record date of the annual meeting. The historical price performance of our common stock is not an indication of its future performance.

COMPANY/INDEX/MARKET	01/01/00	12/30/00	12/29/01	12/28/02	1/03/04	01/01/05
Ingram Micro Inc	$100.00	$85.71	$131.43	$92.95	$120.99	$158.48
Computers & Peripheral Equip	100.00	50.40	33.36	21.92	31.18	37.13
NYSE Market Index	100.00	102.38	93.26	76.18	98.69	111.45

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The firm of PricewaterhouseCoopers LLP (“PwC”) served as our independent registered public accounting firm for our 2004 fiscal year. This firm has advised us that it has no direct or indirect financial interest in our company. Representatives of this firm are expected to be present at the 2004 annual meeting of shareowners, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from shareowners. Our Audit Committee has retained PwC to serve as our independent registered public accounting firm for 2005. See “Report of the Audit Committee.”

     Since January 2003, management is required to review and obtain the prior approval of the Audit Committee for all non-audit services proposed to be provided by the independent accountants. We review whether the provision of such services by the independent accountants would be compatible with the maintenance of PwC’s independence in the performance of its auditing functions for us.

     The fees and related billings to us for services provided by PwC for fiscal years 2003 and 2004 were as follows:

     Audit Fees. The aggregate fees for professional services rendered by PwC for (1) the audit of our annual financial statements, and (2) services that are normally provided by PwC in connection with statutory and regulatory filings or engagements were $2,420,000 for fiscal year 2003, of which $1,052,335 was billed by PwC in fiscal year 2003 and the balance was billed by PwC in fiscal year 2004, and $2,374,038 for fiscal year 2004, of which $1,214,112 was billed by PwC in fiscal year 2004. In addition, fees in connection with PwC’s audit of our internal controls pursuant to the Sarbanes-Oxley Act of 2002 for fiscal year 2004 were $3,900,000, of which $2,007,138 was billed by PwC in fiscal year 2004. We anticipate that PwC will bill us the balance of the outstanding fiscal 2004 audit fees during fiscal year 2005.

     Audit-Related Fees. The aggregate fees for professional services rendered by PwC related to assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above were $927,907 in fiscal year 2003 and $1,297,249 in fiscal year 2004. The audit-related fees in fiscal year 2003 and 2004 related to assistance with the documentation and evaluation of our internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, agreed-upon or attestation procedures not part of recurring audit services, including those required to be delivered in connection with our accounts receivable-based securitization programs, and consultations regarding the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of proposed rules, standards or interpretations by regulatory or standard setting bodies.

     Tax Fees. The aggregate fees for professional services rendered by PwC which were principally related to tax compliance and consulting matters were $288,396 in fiscal year 2003 and $167,455 in fiscal year 2004. These tax fees related to consultations on tax technical matters, including federal, state and local tax and foreign tax matters, and tax return preparation services.

     All Other Fees. PwC neither billed us any fees nor provided any services not already reported under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” above in or for fiscal years 2003 and 2004.

     Pre-Approval of Services. The Audit Committee amended its existing pre-approval policy in August 2003 for audit and non-audit services performed by our independent accountants. Unless a proposed service to be provided by the independent accountants has received general pre-approval in accordance with the guidelines discussed below, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved fee levels will require additional pre-approval by the Audit Committee.

     The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee must approve any significant changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. Additional fees in excess of 10% of the amount initially approved in connection with the annual audit services require additional pre-approval by the Audit Committee. With respect to non-audit services, the Audit Committee has concluded that the provision of such services does not impair the independent accountants’ independence, and the Audit Committee has provided (and the Audit Committee will annually review and provide) general pre-approved categories of services that may be provided by the independent accountants without obtaining specific pre-approval for each specific non-audit assignment.

     The term of any general pre-approval is twelve months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

     All audit and non-audit services described above were provided pursuant to pre-approval policies of the Audit Committee.

ANNUAL REPORT

     Our annual report for the fiscal year ended January 1, 2005, including the consolidated financial statements audited by PwC, independent registered public accounting firm, and their report thereon dated March 7, 2005, is being mailed to all shareowners with this proxy statement. In addition, a copy of our annual report, which includes our Form 10-K for the fiscal year ended January 1, 2005 (with exhibits 31.1, 31.2, 32.1, 32.2, and 99.01 only), as filed with the SEC will be sent to any shareowner without charge upon written request to Ingram Micro Inc., 1600 East St. Andrew Place, Santa Ana, California 92705, Attention: Corporate Communications and Investor Relations Department. Our annual report on Form 10-K can also be reviewed by accessing the SEC’s Internet site at http://www.sec.gov or our Internet site at http://www.ingrammicro.com. This text is not an active link and our

Internet site and the information contained on that site, or connected to that site, is not incorporated into this proxy statement.

OTHER MATTERS

     As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareowners, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

SHAREOWNER PROPOSALS

     Shareowners interested in submitting a proposal for inclusion in the proxy materials for our annual meeting of shareowners in 2005 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, our Corporate Secretary must receive shareowner proposals no later than December 25, 2005.

By order of the Board of Directors,

Larry C. Boyd
Senior Vice President,
Secretary and General Counsel

April 29, 2005
Santa Ana, California

EXHIBIT A

INGRAM MICRO INC.

a Delaware corporation
(the “Company”)

Corporate Governance Guidelines

Amended April 28, 2005

I.	Composition of the Board and Board Membership Criteria

The Governance Committee shall establish criteria for Board membership, which shall include the criteria set forth in these Corporate Governance Guidelines, and shall recommend individuals for membership on the Company’s Board of Directors. In making its recommendations, the Governance Committee shall:

•	review candidates’ qualifications for membership on the Board (including a determination as to the independence of the candidate) based on the criteria established by the Company’s Bylaws and the Governance Committee;

•	assess the performance of directors who are being considered for re-nomination to the Board; and

•	periodically review the composition of the Board in light of the current challenges and needs of the Board, and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background and experience.

II.	Director Qualifications

Independence

A majority of the Board shall be comprised of directors meeting the independence requirements of the New York Stock Exchange. The Board shall make an affirmative determination at least annually as to the independence of each director.

Term of Office

The Board has determined that an arrangement of staggered three-year terms of office is in the Company’s best interest. It both provides continuity of membership and is an effective part of a structure designed to provide the Board with tools to negotiate for better terms for shareowners in the event of an unsolicited takeover effort. The Board reviews that determination periodically and will recommend to the shareowners that it be modified if it appears appropriate to do so.

Retirement Age

The Board will not elect or nominate for election as a member of the Board anyone over the age of 75.

Simultaneous Service on Other Boards

It is the policy of the Board that every director should seek the consent of the Board and confirm through the Chairman of the Board the absence of any actual or potential conflict, prior to accepting an invitation to serve on the Board or similar policy-making body of any other company or non-profit organization, or as an elected or appointed government official or member of a government board or advisory group.

Changes in Primary Employment

If a director significantly changes his or her primary employment during his or her tenure, that director shall tender his or her resignation from the Board to the Chairman of the Board, who shall refer it to the Governance Committee. The Governance Committee shall evaluate the continued appropriateness of Board membership under the new circumstances and make a recommendation to the Board as to any action to be taken with respect to the resignation.

Conflicts of Interest

If an actual or potential conflict of interest develops because of a change in the business of the Company or a subsidiary, or in a director’s circumstances (for example, significant and ongoing competition between the Company and a business with which the director is affiliated), the director should report the matter immediately to the Chairman of the Board for evaluation and appropriate resolution.

If a director has a personal interest in a matter before the Board, the director shall disclose the interest to the full Board, shall recuse himself or herself from participation in the discussion, and shall not vote on the matter.

Director Equity Ownership

The Board believes that directors should hold equity ownership positions in the Company. The Company has adopted the following director share ownership guidelines: Each director is required to achieve and maintain ownership of at least 15,000 shares of our common stock (with vested but unexercised stock options counted as outstanding shares) beginning five years from the date of his or her election to the Board.

III.	Director Responsibilities

The Board acts as the ultimate decision-making body of the Company and advises and oversees management, who are responsible for the day-to-day operations and management of the Company. In fulfilling these roles, each director must act in what he or she reasonably believes to be the best interests of the Company and must exercise his or her business judgment.

Participation at and Preparation for Board Meetings

The Company expects directors to be active and engaged in discharging their duties and to keep themselves informed about the business and operations of the Company. Directors are expected to attend all Board meetings and the meetings of the committees on which they serve and to prepare themselves for these meetings.

In order for the Board to exercise fully its oversight functions, management provides the Board with access to information from many sources regarding the Company and the markets in which the Company operates. Any written materials which would assist directors in preparing for a Board or committee meeting shall be distributed to the directors in advance of the meeting, to the extent possible, and directors are expected to review such materials prior to the meeting.

Attendance at Annual Meetings of Shareowners

Directors are encouraged and expected to attend the annual meeting of shareowners.

Company Performance and Corporate Strategy

The Board reviews the Company’s financial performance on a regular basis at Board meetings and through periodic updates. The Board also conducts an annual meeting to review and approve the Company’s long-term strategy, and assess its strategic, competitive and financial performance, on both an absolute basis and in relation to the performance, practices and policies of its peers and competitors.

IV.	Board Agenda

The Chairman of the Board, in conjunction with the CEO, shall determine the frequency and length of Board meetings and shall set the agenda for each Board meeting. Board members are encouraged to suggest the inclusion of additional items on an agenda.

V.	Lead Director

The chair of the Board’s Governance Committee shall automatically, without further action by the Board, be appointed as the Lead Director of the Board, and such appointment shall become effective upon the chair’s election as chair of the Governance Committee. The Company’s annual proxy statement will identify the manner in which the Lead Director is selected and the method for interested parties to communicate directly with the Company’s non-management directors.

VI.	Meetings of Non-Management Directors

The Company’s non-management directors shall meet at each regularly scheduled meeting of the Board in an executive session in which management does not participate.

The Lead Director shall develop the agenda for and preside at each executive session.

VII.	Board Size

The Board presently has ten members. Although the Board considers its present size to be appropriate, it may consider expanding its size to accommodate an outstanding candidate or candidates or reducing its size if the Board determines that a smaller Board would be more appropriate. The Governance Committee shall periodically review the size of the Board and recommend any proposed changes to the Board.

VIII.	Chairman of the Board and CEO

The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and CEO in any way that is in the best interests of the Company at a given point in time. The Board may make a determination as to the appropriateness of its current policies in connection with the recruitment and succession of the Chairman of the Board and/or the CEO.

IX.	Board Committees

Standing and Special Committees

The Board shall have at all times an Audit Committee, a Human Resources Committee and a Governance Committee. Only independent directors meeting the independence requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002 as promulgated by the Securities and Exchange Commission may serve on these three committees. The Board also shall have an Executive and Finance Committee. Committee chairs and other members shall be appointed by the Board based upon the recommendation of the Governance Committee. The Board may, from time to time, establish or maintain additional committees as it deems appropriate and in the best interests of the Company.

In making its recommendations for committee appointments, the Governance Committee shall:

•	review candidates’ qualifications for membership on the committee (including a determination as to the independence of the candidate) based on the criteria established by the Company’s Bylaws and the Governance Committee;

•	in evaluating current directors for re-appointment to a committee, assess the performance of such director and of such committee; and

•	periodically review the composition of the committee in light of the current challenges and needs of the committee, and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background and experience.

While the rotation of committee members at certain set intervals should be considered periodically, rotation is not required because the Board believes there are significant benefits attributable to continuity and experience gained in service on a particular committee over time.

Each of the Audit Committee, Human Resources Committee, Governance Committee and Executive and Finance Committee shall operate pursuant to its own written charter. These charters shall, among other things, set forth the purpose, goals and responsibilities of the particular committee, the procedures for committee member appointment and removal and committee structure and operations, as well as reporting to the Board. The charters shall also provide for an annual evaluation of each committee’s performance.

Committee Chairs

Possible rotation of committee chair positions shall be reviewed annually, and any changes should ordinarily occur at the time of the annual meeting, unless the chair of the committee earlier resigns the chair position, dies, or otherwise leaves the applicable committee. When a vacancy occurs in a committee chair position the Governance Committee will make a recommendation to the Board for a new committee chair. Rotation of chair positions after set intervals will be considered but is not required because the Board believes there are significant benefits attributable to continuity and experience gained in chairing a particular committee over time.

Frequency and Length of Committee Meetings and Committee Agenda

The chair of each standing committee, with the assistance of appropriate members of management, shall determine the frequency and length of meetings of the committee and develop the agenda for each meeting. At the direction of the chair, a member of the committee or a member of management shall take minutes of each committee meeting. Board members who are not members of a committee are nevertheless welcome to attend its meetings.

X.	Board Member Access to Management and Independent Advisors

Board members shall have access to the management and employees of the Company and to its outside counsel and auditors. Any meetings or contacts that a director wishes to initiate may be arranged through the CEO.

Executive officers and other members of senior management are expected to be present at Board meetings at the invitation of the Board. The Board encourages senior management to make presentations and to invite to Board meetings managers and other employees who can provide additional insight into the items being discussed. The Board also encourages senior management to include in Board meetings individuals that senior management believes may become prospective leaders of the Company.

The Board and each of its committees is authorized to hire independent legal, financial or other advisors as they may consider necessary, without obtaining the approval of management or, in the case of committees, the full Board.

XI.	Director Compensation

At least once every two years, the Governance Committee shall review and recommend to the Board for its approval compensation (including stock option grants and other equity-based compensation) for the Company’s directors. In so reviewing and recommending director compensation, the Governance Committee may retain and consider the views of an independent advisor.

XII.	Director Orientation and Continuing Education

All new members of the Board are expected to participate in the Company’s orientation program for directors. Other directors may also attend the orientation program.

Such orientation and continuing education programs shall be developed by the Company’s Secretary and overseen by the Governance Committee of the Board.

XIII.	Management Evaluation and Management Succession

The Human Resources Committee also shall establish the compensation package of the Chief Executive Officer. It also shall review and approve the compensation packages of the officers of the Company who report directly to the Chief Executive Officer and the Chief Operating Officer, and any other officers whose compensation is required to be disclosed in detail in the Company’s regular annual proxy statement.

The Human Resources Committee shall evaluate the performance of the senior management of the Company and shall present its findings to the full Board. The Human Resources Committee also shall review and report to the Board on the Company’s succession planning, including succession planning in the case of the incapacitation, retirement or removal of the CEO.

The CEO shall provide an annual report to the Human Resources Committee recommending and evaluating potential successors, along with a review of any development plans recommended for such individuals. The CEO shall also provide to the Board, on an ongoing basis, his or her recommendation as to a successor in the event of an unexpected emergency.

XIV.	Annual Performance Evaluation

The Board, led by the Governance Committee, shall establish and conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. The Governance Committee shall oversee the evaluation with each director responding to questions developed by the Governance Committee with respect to various criteria. The collective responses shall be compiled in advance of the review session and shall be presented by the Chair of the Governance Committee to the full Board for discussion. This process shall also include annual self-assessments by each Board committee, relying on a review process similar to that used by the Board, with performance criteria for each committee established on the basis of its charter.

XV.	Evaluation of Individual Director Performance

It is the policy of the Board to have the Governance Committee assess the performance of each individual director standing for re-election at the next shareowners meeting. The assessment shall address each director’s core competencies, independence and level of commitment.

The Governance Committee shall consider not only an individual’s qualities, performance and professional responsibilities, but also the then composition of the Board and the challenges and needs of the Board at that time. The Governance Committee also shall consider the impact of any change in the principal occupation of existing directors. Upon completion of the individual director evaluation process, the Committee shall report to the full Board its conclusions and recommendations for nominations to the Board.

It is the policy of the Board that the Governance Committee also should review and consider the performance of any individual director if a situation were to arise that interfered with the proper performance of his or her duties as a member of the Board.

INGRAM MICRO INC.

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/im	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NOT OTHERWISE DIRECTED, WILL BE VOTED FOR PROPOSAL 1.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

1.	Election of Directors. Nominees for election as Class I Directors (terms expiring in 2008) (01) Kent B. Foster, (02) Howard I. Atkins, (03) Martha R. Ingram and (04) Linda Fayne Levinson
	Nominee for election as Class II Director (term expiring in 2006) (05) Kevin M. Murai Nominee for election as Class III Director (term expiring in 2007) (06) Gregory M.E. Spierkel	2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

FOR	☐	☐	WITHHELD

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For all nominee(s) except as written above

Mark box at right if you plan to attend the Annual Meeting.	☐
Mark box at right if an address change or comment has been noted on the reverse side of this card.	☐

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date:

DETACH HERE

PROXY
INGRAM MICRO INC.
ANNUAL MEETING OF SHAREOWNERS
JUNE 1, 2005

     P

     R

     O

     X

     Y

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a shareowner of Ingram Micro Inc. (the “Company”), hereby appoints William D. Humes and Larry C. Boyd, and each of them individually, as Proxies to represent and vote all of the Company’s Class A common stock held of record as of the end of the business day on April 4, 2005 by the undersigned, each with full power of substitution, at the Annual Meeting of Shareowners of the Company, to be held on Wednesday, June 1, 2005, beginning at 10:00 a.m. (local time) at the Company’s Santa Ana campus, 1600 East St. Andrew Place, Santa Ana, California 92705, and at any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NOT OTHERWISE DIRECTED, WILL BE VOTED FOR PROPOSAL 1. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THIS CARD, VOTE VIA TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS OF THIS PROXY CARD, OR ATTEND THE MEETING AND VOTE IN PERSON.

If this Proxy relates to shares held for the undersigned in the Ingram Micro Inc. 401(k) Investment Savings Plan, then, when properly executed, it shall constitute instructions to the plan trustee to vote in the manner directed herein.

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